Exhibit 16.1

[Letterhead]

May 17, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington,  D.C.   20549

Re:

Form 8-K

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated May 10, 2004 of Alpha Spacecom Incorporated and Subsidiaries filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

/s/ Spear, Safer, Harmon & Co.

Spear, Safer, Harmon & Co.

Miami, Florida